Exhibit 99.1

Edison Nation, Inc. announces the closing of a Merger Agreement with Vinco Ventures, Inc.

Bethlehem, PA – November 12, 2020 (Globe Newswire) Chris Ferguson, Chief Executive Officer of Vinco Ventures, Inc. (NASDAQ: BBIG), today issued a letter to the Company’s shareholders commenting on the Company’s recent merger agreement, name change, strategic path forward, 2021 outlook and key PPE related developments. A copy of the letter also appears on the Company’s website and is disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020.

Shareholder Update

Edison Nation, Inc. (the “Company”) is pleased to announce the closing of a Merger Agreement (the “Agreement”) with Vinco Ventures, Inc. and its wholly owned subsidiary, Honey Badger Media, LLC (collectively referred to as “Vinco”). Pursuant to the Agreement, Vinco merged with and into the Company with the resultant new Company name being Vinco.

In addition, the Company entered into transactions with Honey Badger Media, LLC whereby in return for the payment of the consideration as set forth below, the Company receives the following:

a)	The registered traffic domains related to Honey Badger Media in exchange for the payment of three hundred thousand dollars ($300,00).

b)	Exclusive and perpetual license agreement for the use of the Honey Badger Media portal and its process for branding and content development of media properties in exchange for 750,000 shares of restricted common stock of the company.

The Vinco Strategy: B.I.G.

In today’s marketplace for consumer product companies, the digital shelf dominates as the core channel for brand growth and sustainability. The reduction in physical shelf space and the global pandemic have exponentially increased the change in consumer behavior to favor purchasing online.

Many consumer product brands are struggling with this reality and have failed to focus on the importance of the digital shelf. Such brands are ripe for consolidation, and Vinco will seek to lead the effort to consolidate those brands.

Vinco is poised to leverage the new market opportunity by utilizing their B.I.G. Strategy: Buy. Innovate. Grow.

BUY: Vinco will seek to acquire one significant brand per quarter commencing with the acquisition of Honey Badger Media, the media technology platform acquisition announced today.

Acquisitions are our model. The specific attributes of the target companies will evolve with the market, but the core focus will remain digital media and consumer product companies.

The Vinco target brand acquisitions will be segmented into 3 Tiers:

■	Tier 1 brand acquisitions generate $20M+ in top line revenue.

■	Tier 2 brand acquisitions generate $10-19M in top line revenue.

■	Tier 3 brand acquisitions generate $0-9M in top line revenue.

INNOVATE: The core brands for Vinco will leverage the digital traffic platforms of Pop Nation and Honey Badger. By significantly improving both the traffic volume and the conversion metrics, the brands will more easily scale and innovate around the products that are most successful.

The Vinco brands receive a competitive advantage by having access to the digital traffic engine that has produced the following results:

■	2 Billion Video Views in October 2020

■	20 Million unique Sessions of unpaid traffic in one day to a directed page

■	150 Million Unique visitors to owned/controlled domains a month

■	1 Billion ad impressions per month

■	Over $50 Million in historical revenue generated from platform

■	$3 Million on video views from Facebook 2019

■	Generated traffic for brands ranging from travel, CBD, Credit Repair, skin cream, men’s health, wrinkle cream, diet, muscle building

GROW: Growth is fueled through acquisition and innovation. As the third step in our business, it’s the result of proper execution of our acquisition strategy and efficient innovation. By coupling these two principles together we scale quickly and profitably.

Welcome to the Vinco Team

Brian McFadden, Chief Strategy Officer

Mr. McFadden currently operates a consulting company focused on business development in the digital direct to consumer space. Mr. McFadden’s company has been successful in launching several direct-to-consumer products for both internal concepts as well as Fortune 500 companies. Mr. McFadden has been integral in the creation of several cellular communications patents in previous business experience. With substantial experience in the live shopping and digital commerce space, Mr. McFadden brings with him a wealth of industry knowledge and contacts. Additionally, a serial entrepreneur Brian will assist in identifying and targeting our acquisitions to ensure for long term growth and scale.

Laurie Argall, VP of Branding and Media Content

Ms. Argall currently owns and operates a successful social media network of influencers, content creators and celebrities. Ms. Argall started her career in social media monetization by building blogs for celebrities, having grown her network on Facebook to over 150 million fans with clients from Adalia Rose, Bam Margera and Joy of Mom. Driving traffic to her websites in excess of over 150 million unique visitors monthly, Ms. Argall has a unique ability to identify what will trend on social media and go viral. Ms. Argall was able to expand her network after adapting to Facebook’s ever-changing platform from blog +article monetization to video monetization.

James Ulrich, Esq. Nominated as a Board Member

Jim Ulrich is an NFL and MLB-Certified Agent and sports law attorney with more than two decades of experience representing elite professional athletes. He is known for his in-depth knowledge of the business of sports and trusted, long-standing relationships with coaches, executives and other personnel throughout the leagues. Jim is a partner at Enter-Sports Management, a full-service agency for professional athletes with offices in Philadelphia, Atlanta, Fort Lauderdale and Charlotte. As an attorney specializing in sports law, Jim handles all aspects of his clients’ legal needs, such as immigration, litigation, and matters involving both NFL and MLB Collective Bargaining Agreements.

Updated Guidance for 2020 for Edison Nation and Edison Nation Medical and PPE performance

COVID-19 has created both opportunity and a considerable amount of uncertainty across many markets including the sourcing and sale of Personal Protective Equipment. While we were initially excited regarding the confirmed orders that we received, we have realized that the supply side of the industry is unable to keep up with the current global demand. In response, we have adjusted our corporate guidance in the PPE space from fiscal year 2020 to include the initial two quarters of 2021 to allow sufficient time for delivery. Additionally, we will provide separate detail revenue and margin guidance for all PPE and non PPE business going forward. While we still remain confident in our confirmed demand and ability to supply the products required, we have taken a different approach moving forward due to the uncertainty of timing of production and transportation which has caused the additional time added to our initial guidance.

Revenue Guidance for Fiscal 2021

Current Brand Sales

911 Help Now Brand:	$7.1	M
HMNRTH/Wellness Brand	$3.8	M
Purple Mountain/Global Clean Brand:	$8.2	M
4Keeps Roses Brand:	$1.6	M
Royalty Streams:	$1.1	M
Total Current Brand Sales:	$21.8

Current Media/Technology and B to B Sales

911 Help Now License:	$2.8	M
Honey Badger Media	$6.4	M
Business to business sales and services:	$7.1	M
Total Media/Technology and B to B Sales:	$16.3	M

Target for Additional Sales for 2021 via B.I.G. Strategy of one acquisition per Quarter: $17M

Note: The revenue guidance above does not include sales related to the Cloud B brand as currently those assets are being negotiated for sale and further the estimated revenue related to PPE supplies are anticipated to be recognized on a net revenue basis without including the costs of the shipped products.

Closing

Thank you for time and support as a shareholder in Vinco. We look forward to a new beginning and B.I.G. things in 2021. We have also included a link to the new investor presentation for your review and consideration.

About Vinco Ventures, Inc.

Vinco Ventures, Inc. (BBIG), a consumer products and digital marketing company which aims to advance both product and people brand recognition through our digital marketing and technology platform while reshaping how those are monetized and marketed. Vinco’s B.I.G. (Buy. Innovate. Grow.) strategy will seek out acquisition opportunities that allow for generating digital traffic that will allow for growth and profitability. For more information, please view our investor presentation or visit Investors.vincoventures.com.

Forward-Looking Statements and Disclaimers

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding the Company’s future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding: (i) the Company’s long-term targets, goals and strategies; (ii) the expected benefits of the Company’s focus on digital monetization; (iii) the future impact of the preemptive actions the Company took in response to the COVID-19 pandemic coupled with its cash flow generation and balance sheet and liquidity profile; (iv) the Company’s strategies for each of its segments, including its focus on recurring revenue, its balance sheet and variable cost structure, and the opportunities in the industries the Company serves; (v) the Company’s positioning for future growth and its ability to optimize performance of existing businesses, pursue its disciplined acquisition strategy and effectively manage its capital structure; (vi) the fragmentation of the markets in which the Company operates, the acquisition opportunities in those markets, the Company’s intent to continue to explore opportunistic acquisitions and the Company’s capacity to absorb additional acquisitions; (vii) certain expected 2020 financial results, including the Company’s updated guidance for 2020, the assumptions it made and the drivers contributing to its guidance; (viii) the Company’s flexibility to capitalize on the current environment and invest in potential strategic opportunities; and (ix) the impacts of the COVID-19 pandemic on the future operating and financial performance of the Company and its customers, the Company’s plans and strategies to adapt and respond to the pandemic and the expected impact of those plans and strategies. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) economic conditions, competition and other risks that may affect the Company’s future performance, including the impacts of the COVID-19 pandemic on the Company’s business, markets, supply chain, customers and workforce, on the credit and financial markets, on the alignment of expenses and revenues and on the global economy generally; (ii) the ability to recognize the anticipated benefits of the Company’s acquisitions, including its ability to successfully integrate and make necessary capital investments to support additional acquisitions, and the Company’s ability to take advantage of strategic opportunities; (iii) changes in applicable laws or regulations; (iv) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (v) other risks and uncertainties. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:

Aimee Carroll
Phone: (866) 536-0943
Email: Investors@vincoventures.com